UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 6, 2021

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive,	Suite 9,	Fort Myers,	Florida	33913
(Address of principal executive offices)				(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Common Stock Underwriting Agreement

On January 6, 2021, NeoGenomics, Inc. (the “Company”), in connection with an offering by the Company of its common stock (the “Common Stock Offering”), entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with BoA Securities, Inc., Morgan Stanley & Co. LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 4,081,632 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The price to the public in this offering was $49.00 per share and the Underwriters purchased the shares from the Company at the public offering price, less underwriting discounts and commissions of $2.45 per share. Under the terms of the Common Stock Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 612,244 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions. The Underwriters exercised in full their option to purchase the additional shares on January 7, 2021. The net proceeds to the Company from the Common Stock Offering are expected to be approximately $218.3 million (including proceeds from the Underwriters' exercise of their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

A copy of the Common Stock Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Common Stock Underwriting Agreement is qualified in its entirety by the Common Stock Underwriting Agreement.

Convertible Notes Underwriting Agreement

On January 6, 2021, the Company, in connection with an offering by the Company (the “Convertible Notes Offering” and together with the Common Stock Offering, the “Offerings”) of its 0.25% convertible senior notes due 2028 (the “Notes”), entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement” and together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”) with the Underwriters pursuant to which the Company agreed to issue and sell a total of $300.0 million aggregate principal amount of its Notes to the Underwriters. In addition, pursuant to the Convertible Notes Underwriting Agreement, the Underwriters were granted an option, exercisable within 30 days, to purchase up to an additional $45.0 million aggregate principal amount of the Notes on the same terms and conditions solely to cover over-allotments with respect to the Convertible Notes Offering. The Underwriters exercised in full their option to purchase the additional principal amount of Notes on January 7, 2021. The Notes were priced to investors in the Convertible Notes Offering at 100% of their principal amount, and the Underwriters purchased the Notes from the Company pursuant to the Convertible Notes Underwriting Agreement at a price of 97% of their principal amount. The net proceeds to the Company from the Convertible Notes Offering are expected to be approximately $334.5 million (including proceeds from the Underwriters' exercise of their option to purchase the additional principal amounts of Notes), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the Offerings to enter into capped call transactions (as described below under the heading “Capped Call Transactions”).

A copy of the Convertible Notes Underwriting Agreement is filed as Exhibit 1.2 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Convertible Notes Underwriting Agreement is qualified in its entirety by the Convertible Notes Underwriting Agreement.

General

Copies of the Underwriting Agreements have been included to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in each Underwriting Agreement were made solely for purposes of the applicable Offering and as of specific dates, were solely for the benefit of the parties to the applicable Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under either Underwriting Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of their affiliates have, from time to time, performed, currently are performing, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

Indenture for the Notes

On January 11, 2021, the Company entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes.

The Notes bear interest at a rate of 0.25% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2021. The Notes mature on January 15, 2028, unless earlier repurchased or converted. Noteholders may convert their Notes at their option prior to the close of business on the business day immediately preceding September 15, 2017, only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2021 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s Common Stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after September 15, 2027 until the close of business on the business day immediately preceding the maturity date, noteholders may convert their Notes at any time, regardless of the foregoing circumstances.

The conversion rate will initially be 15.1172 shares of the Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $66.15 per share of Common Stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest. In addition, if a “make-whole fundamental change” (as defined in the Indenture) occurs or if the Company calls any Notes for redemption, then the Company will in certain circumstances increase the conversion rate for a specified period of time for holders who convert their notes in connection with such fundamental change or during the related redemption period.

The Company may not redeem the Notes prior to January 20, 2025. The Company may redeem for cash all or any portion of the Notes, at its option, on or after January 20, 2025 if the last reported sale price of its Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice by the Company of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If the Company undergoes a “fundamental change” (as defined in Indenture), then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior, unsecured obligations and will be equal in right of payment with its existing and future senior, unsecured indebtedness, including its 1.25% convertible senior notes due 2025, senior in right of payment to its existing and future indebtedness that is expressly subordinated to the Notes and effectively junior to any existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of its subsidiaries.

A copy of the Indenture is attached as Exhibit 4.1 and is incorporated herein by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibit.

Capped Call Transactions

In connection with the Convertible Notes Offering, on January 11, 2021, the Company has entered into privately negotiated capped call transactions (collectively, the “Capped Call Transactions”) with certain of the Underwriters and/or their respective affiliates pursuant to capped call confirmations in substantially the form filed as Exhibit 10.1 to this Current Report (each a “Confirmation”). The Capped Call Transactions are expected generally to reduce the potential dilution to the Common Stock upon any conversion of the Notes and/or offset some or all of any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions is initially $85.75 per share, which represents a premium of 75% over the public offering price of the Common Stock in the Common Stock Offering, which was $49.00 per share, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The foregoing description of the Capped Call Transactions contained herein is qualified in its entirety by reference to the text of the form of Confirmation filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indenture for the Notes” and “Capped Call Transactions” is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On January 6, 2021, the Company announced the pricing of its underwritten public offering of 4.1 million shares of its Common Stock at a public offering price of $49.00 per share and an underwritten public offering of $300 million aggregate principal amount of 0.25% Convertible Senior Notes due 2028. A copy of this press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1
Underwriting Agreement, dated January 6, 2021, among the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein related to the Common Stock.

1.2
Underwriting Agreement, dated January 6, 2021, among the Company and BofA Securities, Inc., Morgan Stanley & Co. LLC, and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein related to the Notes.

4.1	Indenture, dated January 11, 2021, by and between the Company and U.S. Bank National Association, as Trustee.
4.2	Form of 0.25% Senior Convertible Notes Due 2028 (included in Exhibit 4.1).
5.1	Opinion of Snell & Wilmer L.L.P. related to the Common Stock.
5.2	Opinion of Snell & Wilmer L.L.P. related to the Notes.
10.1	Form of Capped Call Confirmation.
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.2).
99.1	Press Release of NeoGenomics, Inc. dated January 6, 2021.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Kathryn B. McKenzie
Kathryn B. McKenzie
Chief Financial Officer
January 11, 2021